ANCHOR NATIONAL LIFE INSURANCE COMPANY
                VARIABLE ANNUITY ACCOUNT TWO
 ________________________________________________________________

         SUPPLEMENT TO VISTA CAPITAL ADVANTAGE PROSPECTUS
              DATED DECEMBER 27, 1996


The ANNUAL TRUST EXPENSE table under the section entitled "Fee Tables" on page 10 is replaced with the following:

               ANNUAL TRUST EXPENSES
      (as a percentage of average net assets for the Trust's fiscal year ended August 31, 1996):

                                   ADVISORY FEE         ADMINISTRATION FEE                      TOTAL ANNUAL
                               (AFTER WAIVER OF FEE)   (AFTER WAIVER OF FEE)   OTHER EXPENSES     EXPENSES
                               ---------------------   ---------------------   --------------   ------------
International Equity.........          0.00%                   0.00%                1.10%           1.10%
Capital Growth...............          0.00%                   0.00%                 .90%            .90%
Growth and Income............          0.00%                   0.00%                 .90%            .90%
Asset Allocation.............          0.00%                   0.00%                 .85%            .85%
U.S. Government Income.......          0.00%                   0.00%                 .80%            .80%
Money Market.................          0.00%                   0.00%                 .55%            .55%

---------------
*Reflects current waiver arrangements to maintain Total Annual Expenses at the levels indicated above. Absent such waivers, the Advisory Fee for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 0.80%, 0.60%, 0.60%, 0.55%, 0.50% and 0.25%, respectively, and Total Annual Expenses for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 4.22%, 1.97%, 1.98%, 2.33%, 1.79% and 1.74%, respectively.


  THE ABOVE EXPENSES FOR THE UNDERLYING FUNDS WERE PROVIDED BY THE
     TRUST.  NEITHER THE COMPANY NOR THE SEPARATE ACCOUNT HAVE
      INDEPENDENTLY VERIFIED THE ACCURACY OF SUCH INFORMATION.





Date: December 30, 1996







                Please keep this Supplement with your prospectus